Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Registration Statements on Form S-1 (Nos. 333-234330, 333-238317, 333-261443 and 333-262550), Registration Statements on Form S-3 (Nos. 333-211943, 333-211944, 333-230672, 333-233623, 333-248238 and 333-254744) and in Registration Statements on Form S-8 (Nos. 333-147334, 333-157041, 333-164469, 333-171981, 333-180461, 333-185998, 333-194383, 333-196764, 333-203109, 333-208985, 333-211754, 333-215680, 333-218469, 333-222625, 333-236328 and 333-252155) of our report dated March 25, 2021, relating to the consolidated financial statements of NovaBay Pharmaceuticals, Inc. for each of the two years in the period ended December 31, 2020, which appears in this Annual Report on Form 10-K.

/s/ OUM & CO. LLP

San Francisco, California

March 29, 2022